Exhibit 10(bbb)

This letter agreement shall describe the basic terms of our mutual understanding pursuant to which DC Associates (“DC”) will license to NeoStem, and its successors (“NeoStem”) executive office space and related services pursuant to its rights to do so under its lease with the landlord for the subject premises.

Commencement Date:		November 1, 2006

Term:		Month to month

Terminable:		By either party on 30 days prior written notice

Location:		420 Lexington Avenue Suite 450 New York, New York 10170

Executive Offices:

Four furnished inner offices and three desks in common space and use of conference room and other common space as per provided floorplan plus separate work space mutually agreeable to both parties as well as the name on the door and the hall.

Monthly Fee:

$9,500 which includes the cost of telephone, internet, photocopier, scanner, fax, coffee and soft drinks, mail usage, hosting of e-mail, shared receptionist and use of conference room(s). NeoStem will pay for office supplies in the amount of $500 monthly.

Monthly Cash Payment Due:		First business day of each month during the term.

Agreed and Accepted:

DC Associates		NeoStem, Inc.
By:	\s\Michael Crow	By:	\s\Robin Smith
Name: Michael Crow Title: Chief Executive Officer Date: October , 2006		Name: Robin L. Smith Title: Chief Executive Officer Date: October , 2006